First M&F Corporation

June 30, 2010

Dear Shareholder:

Your second quarter dividend of $0.01 per share is being paid today.  There is more than one way to look at M&F here at the end of the 2nd quarter, 2010.  Compared to 2006 and 2007, the performance remains disappointing.  Compared to 2009, tremendous progress has been made in the rebuilding of value and performance.  Compared to 2010 expectations, performance is very close to plan. The thorough discussion of the 2nd quarter, 2010 will be forthcoming in July after results have been tabulated for the period.

On the national scene, the economy continues to improve at a very deliberate pace.  The real estate sector is improving at a very cautious and tenuous rate.  Values are perceived to be bottoming out while sales remain tepid.  The Washington scene continues to be one of major shifts in policy to more regulation and government influence upon the market economy.  Some believe the economy is being retarded by re-regulation, uncertain tax policy and a growing debt burden now and for the foreseeable future.  The “financial reform legislation” not yet finalized seems to be seen as an obstacle to recovery by many.

Unforeseen developments and events on the global scene can and do have effects upon our daily lives.  The oil spill, international tensions, volcanoes, national and regional stresses, nuclear proliferation, old enemies and new battlefields, all send unsettling tremors through the world economy and the world stage.  At M&F we are focused upon you and your interests.  The credit issues of 2008 and 2009 must be fully dealt with.  The balance sheet must be re-balanced.  The quality of services must be improved.  The flow of credit and commerce must be restored.  This we shall do.

It is reassuring to have the M&F Team working together.  It is reassuring to live and work in the greatest nation on earth.  It is reassuring to live and work in an atmosphere of liberty and justice.  It is reassuring to look ahead to better days and to enjoy the smile of Providence.

Sincerely,

Hugh S. Potts, Jr.

Chairman and CEO